Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

Subsidiary	Ownership	State of Incorporation

First Federal Bank of Wisconsin	100%	Federal

SUBSIDIARIES OF FIRST FEDERAL BANK OF WISCONSIN

None